Exhibit 5.2

May 29, 2025

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

I am the Secretary and Associate General Counsel of The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and am rendering this opinion in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of: (i) one or more series of debt securities (the “Debt Securities”) and (ii) guarantees of the Debt Securities (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). As described in the Registration Statement, the Debt Securities and Guarantees may be issued from time to time in one or more offerings.

I, or members of my staff, have reviewed (i) the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of August 13, 2010 (the “First Supplemental Indenture”), the Second Supplemental Indenture thereto, dated as of February 28, 2012 (the “Second Supplemental Indenture”), the Third Supplemental Indenture thereto, dated as of February 25, 2013 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture thereto, dated as of November 5, 2015 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture thereto, dated as of May 13, 2016 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture thereto, dated as of March 7, 2017 (the “Sixth Supplemental Indenture”), the Seventh Supplemental Indenture thereto, dated as of May 18, 2020 (the “Seventh Supplemental Indenture”), the Eighth Supplemental Indenture thereto, dated as of April 6, 2021 (the “Eighth Supplemental Indenture”), the Ninth Supplemental Indenture thereto, dated as of April 6, 2021 (the “Ninth Supplemental Indenture”), the Tenth Supplemental Indenture thereto, dated as of May 18, 2021 (the “Tenth Supplemental Indenture”) and the Eleventh Supplemental Indenture thereto, dated as of May 18, 2021 (the “Eleventh Supplemental Indenture”), among the Company, the Guarantors party thereto and the Trustee (the Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture and the Eleventh Supplemental Indenture, the “Indenture”), and (ii) such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

THE GOODYEAR TIRE & RUBBER COMPANY	200 INNOVATION WAY, AKRON, OHIO 44316

I have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by me to be responsible.

Based upon the foregoing, I am of the opinion that (1) the Company is duly organized, validly existing and in good standing under the laws of the State of Ohio and possesses the requisite corporate power, authority and legal right to execute and deliver the Debt Securities and the Indenture and to perform its obligations under each and (2) each of the Guarantors listed on Schedule B hereto (the “Ohio Guarantors”) is duly organized, validly existing and in good standing under the laws of the State of Ohio and possesses the requisite corporate power, authority and legal right to execute and deliver the Guarantees and the Indenture and to perform its obligations under each.

I am a member of the bar of the State of Ohio. I do not express any opinion herein on any laws other than the law of the State of Ohio.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Daniel T. Young

Daniel T. Young

THE GOODYEAR TIRE & RUBBER COMPANY	200 INNOVATION WAY, AKRON, OHIO 44316

SCHEDULE A

Guarantors

Subsidiary Guarantor	State of Incorporation or Formation
Celeron Corporation	Delaware
Cooper International Holding Corporation	Delaware
Cooper Tire & Rubber Company LLC	Delaware
Cooper Tire & Rubber Company Vietnam Holding, LLC	Delaware
Cooper Tire Holding Company	Ohio
Divested Companies Holding Company	Delaware
Divested Litchfield Park Properties, Inc.	Arizona
Goodyear Canada Inc.	Ontario, Canada
Goodyear Export Inc.	Delaware
Goodyear Farms, Inc.	Arizona
Goodyear International Corporation	Delaware
Goodyear Western Hemisphere Corporation	Delaware
Max-Trac Tire Co., Inc.	Ohio
Raben Tire Co., LLC	Indiana
T&WA, Inc.	Kentucky
Wingfoot Brands LLC	Delaware

SCHEDULE B

Ohio Guarantors

Cooper Tire Holding Company

Max-Trac Tire Co., Inc.